American Assets Trust, Inc. Reports First Quarter 2013 Financial Results
FFO increases 23% year-over-year
Same-store cash NOI increases 8.1% year-over-year

SAN DIEGO, California - 4/30/13 - American Assets Trust, Inc. (NYSE: AAT) (the “Company”) today reported financial results for its first quarter ended March 31, 2013.

Financial Results and Recent Developments

•	Funds From Operations increased 23% to $0.38 per diluted share/unit for the three months ended March 31, 2013 compared to the same period in 2012

•	Increasing 2013 annual guidance to a range of $1.42 to $1.49 of FFO per diluted share, a 3% increase over the prior midpoint

•	Net income available to common stockholders of $3.2 million for the three months ended March 31, 2013, or $0.08 per diluted share

•	Embassy Suites—Waikiki Beach WalkTM Revenue per Available Room increased 17% compared to the same period in 2012

•	Multifamily occupancy increased to 94.3% at March 31, 2013 compared to same period in 2012

•	Same-store cash and GAAP NOI increased 8.1% and 4.4%, respectively, for the three months ended March 31, 2013, compared to the same period in 2012

During the first quarter of 2013, the Company generated funds from operations (“FFO”) for common stockholders and unitholders of $21.8 million, or $0.38 per diluted share/unit compared to $18.0 million or $0.31 per diluted share/unit for the quarter ended March 31, 2012. Unitholders refers to holders of units of our operating partnership. The increase in FFO from the corresponding period in 2012 was largely due to additional operating income from our 2012 acquisitions, One Beach Street, City Center Bellevue and Geary Marketplace.

Net income attributable to common stockholders was $3.2 million, or $0.08 per basic and diluted share, for the three months ended March 31, 2013 compared to $1.9 million, or $0.05 per basic and diluted share, for the three months ended March 31, 2012. The increase in net income attributable to common stockholders was largely due to additional operating income from our 2012 acquisitions, as noted above.

FFO is a non-GAAP supplemental earnings measure which the Company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Portfolio Results
The portfolio leased status as of the end of the indicated quarter was as follows:

	March 31, 2013	December 31, 2012	March 31, 2012
Total Portfolio
Retail	96.1%	97.0%	94.8%
Office	93.8%	93.3%	94.5%
Multifamily	94.3%	94.7%	88.4%
Mixed-Use:
Retail	95.5%	95.5%	98.8%
Hotel	89.6%	88.9%	92.2%

Same-Store Portfolio
Retail	96.0%	96.9%	94.5%
Office	93.6%	93.3%	96.6%
Multifamily	94.3%	94.7%	88.4%
Mixed-Use:
Retail	95.5%	95.5%	—
Hotel	89.6%	88.9%	—

During the first quarter of 2013, the Company signed 32 leases for approximately 135,500 square feet of retail and office space, as well as 233 multifamily apartment leases. Renewals accounted for 81.8% of the comparable retail leases, 57.1% of the comparable office leases and 59.7% of the residential leases.

Retail and Office
On a comparable space basis (i.e., leases for which there was a former tenant) during the first quarter of 2013, our retail and office leasing spreads are shown below:

Q1 2013	Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Contractual Rent Per Sq. Ft.	Prior Average Contractual Rent Per Sq. Ft.	GAAP Straight-Line Basis % Change Over Prior Rent
Retail	11	20,000	6.4%	$38.83	$36.50	9.8%
Office	14	74,000	4.1%	$34.90	$33.53	16.7%

Multifamily
At March 31, 2013, the average monthly base rent per leased unit was $1,384 compared to an average monthly base rent per leased unit of $1,390 at March 31, 2012. At March 31, 2013, average percentage leased was 94.3% compared to an average percentage leased of 88.4% at March 31, 2012.

Same-Store Operating Income
For the three months ended March 31, 2013, same-store property operating income increased approximately 8.1% on a cash basis and 4.4% on a GAAP basis compared to the corresponding period in 2012. The same-store property operating income by segment was as follows (in thousands):

	Three Months Ended (1)
	March 31,
	2013	2012	Change
Cash Basis:
Retail	$16,887	$15,857	6.5%
Office	11,116	10,285	8.1
Multifamily	2,433	2,228	9.2
Mixed-Use	5,570	4,923	13.1
	$36,006	$33,293	8.1%

GAAP Basis:
Retail	$16,903	$15,978	5.8%
Office	11,302	11,588	(2.5)
Multifamily	2,433	2,228	9.2
Mixed-Use	5,492	4,828	13.8
	$36,130	$34,622	4.4%

(1)
Same-store portfolio excludes One Beach Street, City Center Bellevue, Geary Marketplace and land held for development. 160 King Street is excluded from same-store portfolio, as it is classified as discontinued operations for all periods presented.

Retail property operating income increased for the three months ended March 31, 2013 compared to the corresponding period in 2012 primarily due to an increase in average percentage leased.

Office property operating income increased on a cash basis for the three months ended March 31, 2013 compared to the corresponding period in 2012 primarily due to a reduction of rent abatements to new office tenants.

Multifamily property operating income increased for the three months ended March 31, 2013 compared to the corresponding period in 2012 primarily due to an increase in average percentage leased.

Mixed-use property operating income increased for the three months ended March 31, 2013 compared to the corresponding period in 2012 primarily due to higher revenue per available room of $266 for the three months ended March 31, 2013 compared to $228 for the three months ended March 31, 2012.

Balance Sheet and Liquidity
At March 31, 2013, the Company had gross real estate assets of $1.9 billion and liquidity of $270.2 million, comprised of cash and cash equivalents of $44.0 million and $226.2 million of availability on its line of credit.

Dividends
The Company declared dividends on its shares of common stock of $0.21 per share for the first quarter of 2013. The dividends were declared on February 13, 2013 to holders of record on March 15, 2013 and were paid on March 29, 2013.

In addition, the Company has declared a dividend on its common stock of $0.21 per share for the quarter ending June 30, 2013. The dividend will be paid on June 28, 2013 to stockholders of record on June 14, 2013.

2013 Guidance
The Company increased full year 2013 FFO per diluted share to a range of $1.42 to $1.49 per share from the prior range of $1.38 to $1.46 per share. The Company's guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, debt financings or repayments. The Company will discuss key assumptions regarding the increase in guidance tomorrow on the conference call.

The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates and the amount and timing of acquisition and development activities. The Company's actual results may differ materially from these estimates.

Conference Call
The Company will hold a conference call to discuss the results for the first quarter 2013 on Wednesday, May 1, 2013 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-866-318-8611 and use the pass code 39323368. A telephonic replay of the conference call will be available beginning at 10:00 a.m. PT on Wednesday, May 1, 2013 through Wednesday, May 8, 2013. To access the replay, dial 1-888-286-8010 and use the pass code 39187269. A live on-demand audio webcast of the conference call will be available on the Company's website at www.americanassetstrust.com. A replay of the call will also be available on the Company's website.

Supplemental Information
Supplemental financial information regarding the Company's first quarter 2013 results may be found in the “Investor Relations” section of the Company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	March 31, 2013	December 31, 2012
Assets	(unaudited)
Real estate, at cost
Operating real estate	$1,898,070	$1,891,549
Construction in progress	34,498	32,183
Held for development	15,007	14,944
	1,947,575	1,938,676
Accumulated depreciation	(283,020)	(270,494)
Net real estate	1,664,555	1,668,182
Cash and cash equivalents	43,972	42,479
Restricted cash	8,803	7,421
Accounts receivable, net	7,479	6,440
Deferred rent receivables, net	30,230	29,395
Prepaid expenses and other assets	69,431	73,670
Total assets	$1,824,470	$1,827,587
Liabilities and equity
Liabilities:
Secured notes payable	$1,044,467	$1,044,682
Accounts payable and accrued expenses	35,599	29,509
Security deposits payable	5,067	4,856
Other liabilities and deferred credits	60,181	62,811
Total liabilities	1,145,314	1,141,858
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock $0.01 par value, 490,000,000 shares authorized, 39,664,212 and 39,664,212 shares outstanding at March 31, 2013 and December 31, 2012, respectively	397	397
Additional paid-in capital	664,265	663,589
Accumulated dividends in excess of net income	(30,584)	(25,625)
Total American Assets Trust, Inc. stockholders' equity	634,078	638,361
Noncontrolling interests	45,078	47,368
Total equity	679,156	685,729
Total liabilities and equity	$1,824,470	$1,827,587

American Assets Trust, Inc.
Unaudited Consolidated Statements of Income
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended March 31,
	2013	2012
Revenue:
Rental income	$59,222	$53,008
Other property income	2,958	2,441
Total revenue	62,180	55,449
Expenses:
Rental expenses	16,286	14,818
Real estate taxes	4,800	5,241
General and administrative	4,201	3,725
Depreciation and amortization	17,013	14,854
Total operating expenses	42,300	38,638
Operating income	19,880	16,811
Interest expense	(14,736)	(13,901)
Other income (expense), net	(279)	(146)
Income from continuing operations	4,865	2,764
Discontinued operations
Results from discontinued operations	—	107
Net income	4,865	2,871
Net income attributable to restricted shares	(132)	(132)
Net income attributable to unitholders in the Operating Partnership	(1,495)	(883)
Net income attributable to American Assets Trust, Inc. stockholders	$3,238	$1,856
Basic net income (loss) from continuing operations attributable to common stockholders per share	$0.08	$0.05
Basic net income from discontinued operations attributable to common stockholders per share	—	—
Basic net income attributable to common stockholders per share	$0.08	$0.05
Weighted average shares of common stock outstanding - basic	39,033,013	38,657,170
Diluted net income (loss) from continuing operations attributable to common stockholders per share	$0.08	$0.05
Diluted net income from discontinued operations attributable to common stockholders per share	—	—
Diluted net income attributable to common stockholders per share	$0.08	$0.05
Weighted average shares of common stock outstanding - diluted	57,056,448	57,053,259
Dividends declared per common share	$0.21	$0.21

Reconciliation of Net Income to Funds From Operations
The Company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

	Three Months Ended	Three Months Ended
	March 31, 2013	March 31, 2012
Funds From Operations (FFO)
Net income	$4,865	$2,871
Depreciation and amortization of real estate assets (1)	17,013	15,253
FFO, as defined by NAREIT	$21,878	$18,124
Less: Nonforfeitable dividends on incentive stock awards	(88)	(89)
FFO attributable to common stock and units	$21,790	$18,035
FFO per diluted share/unit	$0.38	$0.31
Weighted average number of common shares and units, diluted	57,266,950	57,258,935

(1)	The quarter ended March 31, 2012 includes $0.4 million of depreciation and amortization on 160 King Street, which was sold on December 4, 2012 and is classified as discontinued operations.

Reported results are preliminary and not final until the filing of the Company's Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company's properties, all of which have real economic effects and could materially impact the Company's results from operations, the utility of FFO as a measure of the Company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company's performance. FFO should not be used as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including the Company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About American Assets Trust, Inc.
American Assets Trust, Inc. (the “Company”) is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. For over 40 years, the Company has been acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation's most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington and Hawaii. The Company's retail portfolio comprises approximately 3.1 million rentable square feet, and its office portfolio comprises approximately 2.6 million square feet. In addition, the Company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 900 multifamily units. In 2011, the Company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607